Exhibit 99.1

                   Georgia Gulf Reports Q3 Financial Results

     --   Georgia Gulf records break-even third quarter net income

     --   Income tax provision includes $2.6 million of FIN 48 interest expense

     --   Consolidated SG&A costs decline 5% from Q2 2007

     -- Georgia Gulf has commenced initial production testing on its modernized PVC resin line

     --   Georgia Gulf intends to temporarily idle certain PVC resin capacity

     -- Company secures several new customers for its window and door profile products for 2008

     ATLANTA--(BUSINESS WIRE)--Nov. 1, 2007--Georgia Gulf (NYSE: GGC) today announced financial results for its third quarter ended September 30, 2007.

     Georgia Gulf reported net sales of $815.3 million for the third quarter of 2007 compared to net sales of $576.3 million for the third quarter of 2006. The increase in sales is primarily due to the acquisition of Royal Group, which was completed on October 3, 2006. Building and home improvement products sold under the Royal Group name contributed $309.6 million to net sales during the third quarter, with chemical operations contributing $505.7 million.

     Georgia Gulf reported net income of $89 thousand or $0.00 per diluted share for the third quarter of 2007, compared to net income of $22.7 million or $0.66 per diluted share during the same quarter in the previous year. The decline in net income was primarily due to increased interest expense of $32.8 million associated with the acquisition of Royal Group. For the third quarter of 2007, the net loss was $0.01 per diluted share from continuing operations, with net income of $0.01 per diluted share generated by discontinued operations.

     Georgia Gulf's income from continuing operations before income taxes was $8.4 million during the third quarter of 2007. The Company's income tax provision during the quarter was $8.7 million. The third quarter tax provision reflects the impact of Financial Accounting Standards Board Interpretation Number 48, which is entitled "Accounting for Uncertainty in Income Taxes" (FIN
48). The third quarter 2007 FIN 48 impact included interest on the liability for uncertain tax provisions of $2.6 million.

     On a sequential quarterly basis, third quarter 2007 net income rose $4.2 million from the second quarter, while sales declined approximately 4%. Georgia Gulf's improved net income reflects enhanced operating performance in the chlorovinyls segment, as well as the successful implementation of synergy and improvement programs associated with the Royal Group acquisition. Consolidated Selling, General and Administrative costs decreased by $3.2 million or 5 percent compared to the second quarter of 2007, evidencing Georgia Gulf's on-going initiatives to reduce cost.

     Commenting on third quarter results, Ed Schmitt, Georgia Gulf's Chairman, President and C.E.O. noted that the Company "achieved its goal of improved sequential operating performance in spite of tougher market conditions. When we compare consolidated third quarter 2007 operating income with pro-forma third quarter 2006 operating income reflecting the combined results of Georgia Gulf and Royal Group, we can see an operating income improvement amidst a $97.8 million decline in sales, reflecting our progress with cost reduction initiatives," highlighted Mr. Schmitt.

     Window & Door Profiles and Mouldings

     In the window & door profiles and mouldings segment, sales were $147.0 million in the third quarter of 2007, compared to $152.0 million recorded by Royal Group during the same quarter in the prior year. In spite of lower sales, operating income increased to $8.4 million in the third quarter of 2007 compared to an operating loss of $7.6 million recorded by Royal Group during the same quarter in the prior year. The $16.0 million improvement in operating income on a year-over-year basis reflects successful implementation of cost savings initiatives, as well as increased sales volumes.

     Outdoor Building Products

     In the outdoor building products segment, sales were $162.5 million in the third quarter of 2007, compared to $181.2 million recorded by Royal Group during the same quarter in the prior year. The segment reported operating income of $3.8 million in the third quarter of 2007, compared to an operating loss of $3.8 million recorded by Royal Group during the same quarter in the prior year. The $7.6 million year-over-year improvement in operating income was achieved through cost savings initiatives, in spite of lower sales volumes.

     Chlorovinyls

     In the chlorovinyls segment, third quarter of 2007 sales declined to $356.8 million from $419.0 million on a pro-forma combined basis during the third quarter of 2006. Operating income in the third quarter of 2007 declined to $43.6 million from $66.9 million on a pro-forma combined basis in the same quarter during the prior year. The year over year decline in operating income is primarily attributable to lower selling prices and lower sales volumes, coupled with increased ethylene costs. According to industry reports, domestic PVC resin sales volumes were down by 6% year-over-year, with selling prices down by 13%.

     Aromatics

     In the aromatics segment, sales decreased to $148.9 million in the third quarter of 2007 from $160.9 million during the third quarter of 2006. The segment reported an operating loss of $3.1 million for the third quarter of 2007 compared to an operating loss of $2.2 million in the same quarter during the prior year. The increased operating loss is attributable to planned maintenance outages, as well as increased propylene feedstock costs.

     Outlook

     Georgia Gulf has commenced initial production testing on its modernized PVC resin production line located in Plaquemine, LA, which will eventually provide 450 million pounds annually of efficient production capacity. With production on the modernized line in Plaquemine to be scaled up in the coming months, the Company currently plans to temporarily idle certain other PVC production lines in North America, with a target of temporarily removing 700 million pounds of PVC production capacity on an annualized basis. These changes to Georgia Gulf's manufacturing infrastructure will result in a net decrease of 250 million pounds of PVC resin production capacity on an annualized basis. Commenting on these changes, Mr. Schmitt noted that the Company is "temporarily removing its least efficient production capacity, in an effort to improve operational efficiency."

     Providing further commentary on the outlook for the Company, Mr. Schmitt noted that, "In the near-term, we are preparing to confront slower seasonal market conditions. We remain encouraged by the progress the organization has made with cost reduction programs, as well as our progress with well-targeted sales development initiatives," concluded Mr. Schmitt. During the third quarter, the window & door profiles and mouldings segment of Georgia Gulf's business recorded a 13% increase in volume compared to the second quarter of the year. The Company has announced that it has secured several new customers for its window and door profile products for 2008.

     Conference Call

     The Company will discuss third quarter financial results and business developments via conference call and Webcast on Friday, November 2, 2007, at 10:00 AM ET. To access the Company's third quarter conference call, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207
&eventID=166855.(Due to certain characters contained in this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field). Playbacks will be available from 12:00 PM ET Friday, November 2, to midnight ET Friday, November 9. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 20513346.

     Georgia Gulf

     Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company's vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

     Safe Harbor

     This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group's business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

 In Thousands                              September 30, December 31,
                                               2007          2006
 ---------------------------------------   ------------- -------------

 ASSETS

 Cash and cash equivalents                   $    7,987     $    9,641
 Receivables, net of allowance                  280,085        237,496
 Inventories                                    403,565        339,405
 Prepaid expenses                                14,765         29,577
 Income tax receivables                          30,637         37,143
 Deferred income taxes                           30,947         30,664
 Current assets held for sale                         -         11,080
                                           ------------  -------------

    Total current assets                        767,986        695,006

 Property, plant and equipment, net           1,014,480      1,023,004
 Goodwill                                       404,734        377,124
 Intangible assets, net                          93,276         88,361
 Deferred income taxes                           23,052              -
 Other assets, net                              204,339        204,813
 Non-current assets held for sale                49,733         69,919
                                           ------------  -------------

    Total assets                             $2,557,600     $2,458,227
                                           ============  =============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current portion of long-term debt           $   25,567     $   32,495
 Accounts payable                               270,878        215,282
 Interest payable                                37,793         21,290
 Accrued compensation                            35,191         37,218
 Liability for unrecognized income tax
  benefits and other tax reserves                77,393         88,338
 Other accrued liabilities                       65,085         97,428
                                           ------------  -------------

     Total current liabilities                  511,907        492,051

 Long-term debt, less current portion         1,426,659      1,465,639
 Liability for unrecognized income tax
  benefits                                       36,767              -
 Deferred income taxes                          126,951         88,476
 Other non-current liabilities                   25,998         18,538
 Stockholders' equity                           429,318        393,523
                                           ------------  -------------

     Total liabilities and stockholders'
      equity                                 $2,557,600     $2,458,227
                                           ============  =============

 Common shares outstanding                       34,392         34,390


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                           Three Months Ended     Nine Months Ended
                              September 30,         September 30,
                           ------------------- -----------------------
 In Thousands (except per
  share data)                2007      2006       2007        2006
 ------------------------- --------- --------- ----------- -----------

  Net sales                $815,293  $576,288  $2,380,854  $1,746,320

  Operating costs and
   expenses
  Costs of sales            714,809   513,402   2,138,830   1,511,876
  Selling, general and
   administrative expenses   55,779    18,699     172,907      56,130
                           --------- --------- ----------- -----------
  Total operating costs
   and expenses             770,588   532,101   2,311,737   1,568,006

                           --------- --------- ----------- -----------
  Operating income           44,705    44,187      69,117     178,314

  Interest expense, net     (33,906)   (2,779)    (99,362)    (10,588)
  Foreign exchange
   (losses) gains            (2,440)   (4,459)      3,070     (15,846)
                           --------- --------- ----------- -----------
  (Loss) income from
   continuing operations
   before income taxes        8,359    36,949     (27,175)    151,880

  Provision for income
   taxes                      8,703    14,288       1,553      56,148

                           --------- --------- ----------- -----------
  (Loss) income from
   continuing operations       (344)   22,661     (28,728)     95,732

  Income (loss) from
   discontinued operations,
   net of tax                   433         -      (9,974)          -
                           --------- --------- ----------- -----------

  Net income (loss)        $     89  $ 22,661  $  (38,702) $   95,732
                           ========= ========= =========== ===========

  Earnings (loss) per
   share:
  Basic:
   (Loss) income from
    continuing operations  $  (0.01) $   0.66  $    (0.84) $     2.81
   Income (loss) from
    discontinued operations    0.01         -       (0.29)          -
                           --------- --------- ----------- -----------
   Net income (loss)       $   0.00  $   0.66  $    (1.13) $     2.81
                           ========= ========= =========== ===========

  Diluted:
   (Loss) income from
    continuing operations  $  (0.01) $   0.66  $    (0.84) $     2.78
   Income (loss) from
    discontinued operations    0.01         -       (0.29)          -
                           --------- --------- ----------- -----------
   Net income (loss)       $   0.00  $   0.66  $    (1.13) $     2.78
                           ========= ========= =========== ===========
  Weighted average common
   shares:
   Basic                     34,359    34,110      34,343      34,087
   Diluted                   34,561    34,392      34,343      34,389


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)




                             Three Months Ended    Nine Months Ended
In Thousands                    September 30,        September 30,
---------------------------  ------------------- ---------------------
                               2007      2006       2007       2006
                             --------- --------- ---------- ----------

 Cash flows from operating
  activities:
  Net (loss) income          $     89  $ 22,661  $ (38,702) $  95,732
  Adjustments to reconcile
   net (loss) income to net
   cash (used in) provided by
   operating activities:
   Depreciation and
    amortization               38,159    16,061    111,935     48,016
   Foreign exchange loss
    (gain)                     (2,130)    4,459     (7,300)    15,846
   Deferred income taxes         (229)   (4,203)   (11,612)   (12,745)
   Excess tax benefit related
    to stock plans                (54)       36       (714)      (194)
   Stock based compensation     1,567     2,506      9,221     10,581
   Change in operating
    assets, liabilities and
    other                      53,323      (622)       857      9,977
                             --------- --------- ---------- ----------
 Net cash provided by
  operating activities from
  continuing operations        90,725    40,898     63,685    167,213
 Net cash provided by
  operating activities from
  discontinuing operations          -         -        398          -
                             --------- --------- ---------- ----------

 Net cash provided by
  operating activities:        90,725    40,898     64,083    167,213
                             --------- --------- ---------- ----------

 Cash flows (used in)
  provided by investing
  activities
  Capital expenditures        (18,288)  (19,939)   (72,624)   (47,497)
  Proceeds from sale of PP&E,
   assets held for sale and
   discontinued operations      4,701         -     79,642          -
                             --------- --------- ---------- ----------


 Net cash (used in) provided
  by investing activities     (13,587)  (19,939)     7,018    (47,497)
                             --------- --------- ---------- ----------

 Cash flows from financing
  activities:
  Net change in revolving
   line of credit             (70,097)  (11,100)    (6,591)  (115,300)
  Repayment of long-term
   debt                        (1,259)        -   (152,921)         -
  Proceeds from sale-
   leaseback financing              -         -     95,865          -
  Proceeds from issuance of
   common stock                     -        63          -        365
  Purchase and retirement of
   common stock                     -         -       (685)    (1,032)
  Tax benefits from employee
   share-based exercises            -         7          -      1,430
  Dividends paid               (2,770)   (2,749)    (8,325)    (8,246)
                             --------- --------- ---------- ----------

 Net cash used in financing
  activities                  (74,126)  (13,779)   (72,657)  (122,783)
                             --------- --------- ---------- ----------
 Effect of exchange rate
  changes on cash and cash
  equivalents                     105         -        (98)         -

 Net change in cash and cash
  equivalents                   3,117     7,180     (1,654)    (3,067)

 Cash and cash equivalents at
  beginning of period           4,870     4,051      9,641     14,298
                             --------- --------- ---------- ----------

 Cash and cash equivalents at
  end of period              $  7,987  $ 11,231  $   7,987  $  11,231
                             ========= ========= ========== ==========


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                           Three Months Ended     Nine Months Ended
                              September 30,         September 30,
                           ------------------- -----------------------
In Thousands                 2007      2006       2007        2006
------------------------   --------- --------- ----------- -----------

 Segment net sales:
  Chlorovinyls             $356,794  $415,362  $1,052,704  $1,321,827
  Window & door profiles
   and mouldings products   147,029         -     381,853           -
  Outdoor building
   products                 162,534         -     454,470           -
  Aromatics                 148,936   160,926     491,827     424,493
                           --------- --------- ----------- -----------
 Net sales                 $815,293  $576,288  $2,380,854  $1,746,320
                           ========= ========= =========== ===========

 Segment operating income
  (loss):
  Chlorovinyls             $ 43,621  $ 56,373  $   84,061  $  215,807
  Window & door profiles
   and mouldings products     8,364         -       5,537           -
  Outdoor building
   products                   3,828         -       2,769           -
  Aromatics                  (3,076)   (2,217)      6,983      (7,649)
  Unallocated corporate
   expenses                  (8,032)   (9,969)    (30,233)    (29,844)
                           --------- --------- ----------- -----------
 Total operating income    $ 44,705  $ 44,187  $   69,117  $  178,314
                           ========= ========= =========== ===========


     CONTACT: Georgia Gulf Corporation
              Corporate Communications
              Mark Badger, 905-264-0701/770-395-4524
              or
              Georgia Gulf Corporation
              Investor Relations
              Angie Tickle, 770-395-4520